Exhibit 99.1

CytoSorbents Reports Second Quarter 2026 Financial Results, Recent Business Highlights, and Regulatory Update

Highlighting Four Independent Drivers of Shareholder Value

PRINCETON, N.J., August 6, 2026 — CytoSorbents Corporation (NASDAQ: CTSO), a leader in the treatment of life-threatening conditions in the intensive care unit and cardiac surgery using blood purification, today reported financial results for the second quarter ended June 30, 2026, recent business highlights, and provides a regulatory update.

Second Quarter 2026 Financial Results

•	Revenue was $9.6 million, unchanged from a year ago.

•	Gross margin improved to 73% in the quarter, up sequentially from 69% in Q1 2026 and from 71% a year ago.

•	Operating loss improved by 27% to $2.6 million versus $3.6 million in Q2 2025.

•	Net loss was $4.4 million or $0.07 per share, compared to net income of $1.9 million or $0.03 per share in Q2 2025, due primarily to the non-cash impact of changes in foreign currency translations year over year.

•	Adjusted net loss, which excludes the impact of non-cash changes in foreign currency translations and non-cash stock compensation, improved by 22% to $2.8 million or $0.05 per share, compared to an adjusted net loss of $3.7 million or $0.06 per share in Q2 2025.

•	Adjusted EBITDA loss, which also excludes the impact of non-cash changes in foreign currency translations and non-cash stock compensation improved by 38% to $1.6 million compared to a loss of $2.6 million in Q2 2025.

•	Total cash, cash equivalents, and restricted cash was approximately $5.9 million on June 30, 2026, compared to $6.3 million at March 31, 2026.

•	Total cash burn in the second quarter was reduced to $0.4 million, inclusive of approximately $0.2 million in restructuring-related payments.

“Second quarter revenue performance was led by strong growth in our distributor and strategic partner territories, as well as direct sales outside of Germany, but offset by a decline in sales in Germany attributed to a smaller, but more focused sales force. We are encouraged by the improved productivity and sales execution of this team and expect to add three to five new sales representatives through early 2027 to restore full country coverage,” stated Dr. Phillip Chan, Chief Executive Officer of CytoSorbents. “We are also pleased with the continued improvements in our operating execution in the quarter, including an increase in gross margins to 73%, a 27% reduction in operating loss, a 38% improvement in adjusted EBITDA loss, and importantly, a reduction in operating cash burn to $200,000 excluding restructuring payments. These gains reflect disciplined execution across our organization, including manufacturing optimization, improved working capital management, commercial execution, and tighter cost controls. As a result, we believe we remain on track toward our objective of achieving operating cash flow breakeven in the second half of this year.

Over the past couple of years, our priorities have been clear. We have needed to strengthen the financial foundation of the Company, improve commercial and operating execution, advance our regulatory programs, and position the business for sustainable long-term growth. During the second quarter, we continued making meaningful progress against each of these objectives. While we are not yet where we want to be, we believe CytoSorbents today is better positioned for success than it was a year ago.

Four Independent Value Drivers

Looking ahead, we believe CytoSorbents has strong value creation opportunities. We believe we have four independent value drivers over the next six to eighteen months and that each has the potential to strengthen the business and create meaningful long-term shareholder value by reducing risk, expanding profitability, opening new markets, and unlocking strategic value.

First Value Driver: Achieving Operating Cash Flow Breakeven

Our first value driver is reducing financial risk by achieving sustainable operating cash flow breakeven.

Over the past year, we have focused relentlessly on improving the economics of our business. Product gross margin improved to 73% during the second quarter through manufacturing optimization, improved sourcing, and production efficiencies. We also lowered our cash burn through improved commercial execution, collections, and working capital management while continuing to streamline our organization. Since September 2025, we have reduced our workforce by approximately 23%, creating a leaner and more focused company.

As a result, operating cash burn declined to approximately $200,000 during the quarter, excluding restructuring charges, representing another meaningful step toward operating cash flow breakeven.

We believe this milestone is important because it fundamentally changes the Company's financial profile. Every dollar of operating cash burn eliminated reduces future financing needs, strengthens our balance sheet, increases strategic flexibility, and allows a greater proportion of future growth to accrue to shareholders. Although important work remains, we believe the progress achieved over the past year demonstrates that this strategy is working."

Second Value Driver: Returning the CytoSorb Business to Sustainable, Profitable Growth

Our second value driver is returning our core CytoSorb business to sustainable, profitable growth.

Although overall revenue growth remains modest today, the majority of the business did well during the second quarter, with 16% growth in distributor and strategic partner sales despite geopolitical disruption in the Middle East, and 9% growth in direct sales outside of Germany, but offset by a 24% decrease in Germany sales, attributed to a smaller, but more focused sales force following our restructuring. In Germany, we have significantly improved the efficiency of our smaller commercial organization and expect to drive a return to growth in the country by regaining full territory coverage through the addition of three to five new sales representatives through early 2027.

At the same time, our messaging and training of treating the “Right Patient, at the Right Time, with the Right Dose” continues to resonate with customers. This is partially evident in the increasing customer adoption of our PuriFi® pump platform and HotSwap® technology which have been received very well. These technologies simplify therapy delivery, encourage earlier and more intensive intervention, and promote more consistent utilization of CytoSorb.

We believe these and other initiatives, particularly the operational investments and commercial restructuring completed over the past year, have positioned us for greater sales effectiveness that can strengthen both clinical adoption and long-term profitable growth of the franchise.

Third Value Driver: Opening the U.S. Market Through DrugSorb-ATR

Our third value driver is obtaining FDA marketing approval for DrugSorb-ATR and opening what we believe represents one of the Company's most important long-term growth opportunities.

DrugSorb-ATR addresses a significant unmet need in cardiac surgery by removing commonly prescribed blood thinners during cardiopulmonary bypass for patients requiring urgent surgery. With the positive results of the STAR-T trial in CABG patients now published and the growing body of real-world evidence using our therapies for the anti-platelet drug Brilinta® and the direct oral anticoagulants, Eliquis® and Xarelto®, we are confident in the worldwide potential of our technologies for this application. In the U.S. and Canada alone, with future approval, we believe this represents an initial market opportunity of approximately $500 million to $1 billion, with the potential to expand substantially as additional surgical indications are pursued.

During August, we have two important FDA pre-submission meetings scheduled. The first is to discuss options to generate additional mechanistic data requested by FDA for our Brilinta® program. Following this meeting, we intend to finalize and confirm the testing protocol with FDA, which may require an additional meeting with the Agency. Once finalized, we anticipate completing the required testing, and submitting a new De Novo application in early 2027 that will include these data and new real-world clinical evidence analyses involving four times the number of coronary artery bypass graft (CABG) patients on Brilinta® treated with DrugSorb-ATR, compared to the original STAR-T trial.

In the second scheduled meeting, we will present our data to the FDA supporting a potential parallel De Novo submission for DrugSorb-ATR in patients receiving direct oral anticoagulants, or DOACs, and discuss what additional information, if any, the Agency believes is necessary.

We believe these meetings will provide additional clarity toward FDA marketing authorization. Successful marketing approval would establish a second commercial franchise alongside our international CytoSorb business, open access to the world's largest healthcare market, further validate our adsorption technology platform, increase our gross margins and potential profitability, and create opportunities for future expansion.

Fourth Value Driver: Unlocking the Strategic Value of HemoDefend-BGA

Our fourth value driver is realizing the strategic value of HemoDefend-BGA - a technology that we believe is not fully reflected in today's valuation.

Developed with approximately $16 million of prior non-dilutive U.S. government funding, HemoDefend-BGA is a sophisticated blood filter designed to remove anti-A and anti-B antibodies from plasma and platelet products, enabling the production of ‘universal’ blood products that can be transfused regardless of recipient blood type - without electricity, capital equipment, or complex processing.

The technology has the potential to simplify blood inventories, reduce waste, lower costs, and improve access to life-saving blood products. Leading blood centers have helped to evaluate and validate the technology, and we believe its commercial potential extends well beyond today's blood banking model.

As one example, imagine the simplification and cost savings to hospital blood banks from currently maintaining 4 types of plasma (A, B, AB, O) and 4 types of platelets to now just 1 universal plasma and 1 universal platelet product. Or picture a future where every ambulance, first responder, or military vehicle around the world carries freeze-dried universal plasma on board - without refrigeration, without the need to blood type, and ready for immediate transfusion to patients suffering severe trauma and life-threatening hemorrhage. We believe HemoDefend-BGA has the potential to help make that future possible.

Over the past year, we completed product development, and in July 2026 we received constructive FDA feedback regarding our anticipated clinical pathway following a pre-submission interaction with the Agency. In addition, we continue to have encouraging discussions with U.S. government agencies regarding potential non-dilutive funding for future clinical development.

While our immediate priorities remain achieving operating cash flow breakeven, growing the CytoSorb franchise, and advancing DrugSorb-ATR, we believe HemoDefend-BGA represents a valuable strategic asset with multiple potential pathways to create shareholder value, including commercial partnerships, licensing opportunities, government funding, or other strategic alternatives.

Looking Ahead: Four Independent Value Drivers. One Uncommon Value.

Taken together, these four value drivers represent multiple independent opportunities to create value over the next 6 to 18 months.

•	The first reduces financial risk by expanding operating margins, and achieving operating cash flow breakeven

•	The second returns our core CytoSorb business to consistent, profitable growth,

•	The third opens the U.S. market and establishes what we believe can become a second major commercial franchise

•	And the fourth unlocks the value of a highly differentiated blood purification platform with meaningful strategic optionality

We believe each of these initiatives has the potential to independently strengthen our business and increase shareholder value. Together, they have the potential to fundamentally transform CytoSorbents into a stronger, more profitable, and more diversified medical technology company.

Dr. Chan concluded, “Although more work remains, we believe our accomplishments over the past several quarters have stabilized the company and have positioned it for this next phase, where our entire organization remains intensely focused on disciplined execution. In the near future, we intend to regain compliance with our Nasdaq listing requirements, broaden the awareness of our Company and our four separate value drivers, and secure the Company financially. We appreciate our shareholder’s support and look forward to updating them as we continue to make progress on each of these important objectives.”

Second Quarter 2026 Earnings Conference Call

CytoSorbents’ management will host a live conference call, presentation webcast, and a question-and-answer session with the following information:

Date: Thursday, August 6, 2026

Time: 4:30 PM ET

Live webcast link: https://app.webinar.net/v62381bx4na

It is recommended that participants join approximately 10 minutes prior to the start of the call.

An archived recording of the conference call will be available under the Investor Relations section of the Company’s website at https://ir.cytosorbents.com/

About DrugSorb-ATR

In the U.S. and Canada, CytoSorbents is developing the DrugSorb™-ATR antithrombotic removal system, an investigational device based on an equivalent polymer technology to CytoSorb, to reduce the severity of perioperative bleeding in high-risk surgery due to blood thinning drugs. It has received two U.S. Food and Drug Administration (“FDA”) Breakthrough Device Designations: one for the removal of ticagrelor and another for the removal of the direct oral anticoagulants (DOAC) apixaban and rivaroxaban in a cardiopulmonary bypass circuit during urgent cardiothoracic procedures.

The Company continues to actively pursue regulatory approval of DrugSorb-ATR with the FDA and expects to pursue regulatory approval in Canada with better visibility from the FDA. DrugSorb-ATR is not yet granted or approved in the United States and Canada, respectively.

About Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements, we use the non-GAAP financial measures of EBITDA, which measures earnings before interest, income taxes, depreciation and amortization, and Adjusted EBITDA which further excludes non-cash stock compensation expense, the gain or loss of foreign exchange translation, and restructuring charges. We also use the non-GAAP financial measures of Adjusted Net Income or Loss and Adjusted Net Income or Loss Per Share which excludes non-cash stock compensation expense, the gain or loss of foreign exchange translation, and restructuring charges from Net Loss and Net Loss Per Share, respectively. These non-GAAP measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures should be read in conjunction with our financial statements prepared in accordance with GAAP. The reconciliations of the non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP should be carefully evaluated. We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by investors and the analyst community to help them analyze the performance of our business, the Company’s cash available for operations, and the Company’s ability to meet future capital expenditure and working capital requirements. For a reconciliation of non-GAAP financial measures to the most comparable GAAP measure, see the reconciliation included in the financial tables. All non-GAAP adjustments are presented pre-tax.

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in the treatment of life-threatening conditions in the intensive care unit and cardiac surgery through blood purification. CytoSorbents’ proprietary blood purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. Cartridges filled with these beads can be used with standard blood pumps already in the hospital (e.g. dialysis, continuous renal replacement therapy or CRRT, extracorporeal membrane oxygenation or ECMO, and heart-lung machines), where blood is repeatedly recirculated outside the body, through our cartridges where toxic substances are removed, and then back into the body. CytoSorbents’ technologies are used in a number of broad applications. Specifically, two important applications are 1) the removal of blood thinners during and after cardiothoracic surgery to reduce the risk of severe bleeding, and 2) the removal of inflammatory agents and toxins in common critical illnesses that can lead to massive inflammation, organ failure and patient death. The breadth of these critical illnesses includes, for example, sepsis, burn injury, trauma, lung injury, liver failure, cytokine release syndrome, and pancreatitis as well as the removal of liver toxins that accumulate in acute liver dysfunction or failure, and the removal of myoglobin in severe rhabdomyolysis that can otherwise lead to renal failure. In these diseases, the risk of death can be extremely high, and there are few, if any, effective treatments.

CytoSorbents’ lead product, CytoSorb®, is approved in the European Union and distributed in over 70 countries worldwide, with more than 300,000 devices used cumulatively to date. CytoSorb was originally launched in the European Union under CE mark as the first cytokine adsorber. Additional CE mark extensions were granted for bilirubin and myoglobin removal in clinical conditions such as liver disease and trauma, respectively, and for ticagrelor and rivaroxaban removal in cardiothoracic surgery procedures. CytoSorb has also received FDA Emergency Use Authorization in the United States for use in adult critically ill COVID-19 patients with impending or confirmed respiratory failure. CytoSorb is not yet approved or cleared in the United States.

In the U.S. and Canada, CytoSorbents is developing the DrugSorb™-ATR antithrombotic removal system, an investigational device based on an equivalent polymer technology to CytoSorb, to reduce the severity of perioperative bleeding in high-risk surgery due to blood thinning drugs.  It has received two FDA Breakthrough Device Designations:  one for the removal of ticagrelor and another for the removal of the direct oral anticoagulants (DOAC) apixaban and rivaroxaban in a cardiopulmonary bypass circuit during urgent cardiothoracic surgery. The Company is actively pursuing regulatory approval of DrugSorb-ATR with the U.S. FDA and will pursue regulatory approval with Health Canada with better visibility from the FDA. DrugSorb-ATR is not yet granted or approved in either the U.S. or Canada.

The Company has numerous marketed products and products under development based upon this unique blood purification technology protected by many issued U.S. and international patents and registered trademarks, and multiple patent applications pending, including ECOS-300CY®, CytoSorb-XL™, HemoDefend-RBC™, HemoDefend-BGA™, VetResQ®, K+ontrol™, DrugSorb™, ContrastSorb, PuriFi®, HotSwap®, and others. For more information, please visit the Company’s website at https://ir.cytosorbents.com/ or follow us on Facebook and X.

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, future targets and outlooks for our business, representations and contentions, and the outcome of our regulatory submissions, and are not historical facts and typically are identified by use of terms such as “may,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management’s current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, our restructuring of our direct sales team and strategy in Germany, ability to successfully obtain U.S. FDA and Health Canada marketing authorization or approval, our ability to reduce costs, optimize operations, and achieve cash-flow break-even in the second half of 2026, our ability to appropriately finance the Company, and the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 30, 2026, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

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U.S. Company Contact:
Peter J. Mariani, Chief Financial Officer

305 College Road East

Princeton, NJ 08540

ir@cytosorbents.com

CYTOSORBENTS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands, except share data)

	June 30,	December 31,
	2026	2025
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$4,413	$6,249
Accounts receivable, net of allowances of $421 and $164 as of June 30, 2026 and December 31, 2025	6,786	7,550
Inventories - net	3,686	5,281
Prepaid expenses and other current assets	852	1,554
Total current assets	15,737	20,634

Property and equipment - net	7,172	7,823
Restricted cash	1,522	1,522
Right-of-use asset	10,612	10,924
Patents - net	2,864	3,226
Other assets	53	53
Total assets	$37,960	$44,182

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$2,002	$2,869
Accrued expenses and other current liabilities	7,283	6,299
Lease liability – current portion	589	541
Current maturities of long-term debt, net of debt discount	14,149	—
Total current liabilities	24,023	9,709
Lease liability, net of current portion	11,596	11,903
Long-term debt, net of current portion and debt discount	3,092	16,667
Total liabilities	38,711	38,279

Commitments and Contingencies

Stockholders’ equity (deficit)
Preferred Stock, par value $0.001, 5,000,000 shares authorized; no shares issued and outstanding as of June 30, 2026 and December 31, 2025	—	—
Common Stock, par value $0.001, 100,000,000 shares authorized; 62,842,748 and 62,804,305 shares issued and outstanding as of June 30, 2026 and December 31, 2025 respectively	63	63
Additional paid-in capital	321,936	321,024
Accumulated other comprehensive loss	(996)	(2,977)
Accumulated deficit	(321,754)	(312,207)
Total stockholders’ equity (deficit)	(751)	5,903
Total liabilities and stockholders’ equity (deficit)	$37,960	$44,182

See accompanying notes to condensed consolidated financial statements.

CYTOSORBENTS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (UNAUDITED)

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue, net	$9,633	$9,617	$18,497	$18,344
Cost of goods sold	2,584	2,803	5,318	5,323
Gross profit	7,049	6,814	13,179	13,021

Operating expenses
Research and development, net of grant income	1,453	1,262	2,478	2,924
Selling, general and administrative	7,964	9,167	16,073	17,599
Restructuring	270	—	310	—
Total operating expenses	9,687	10,429	18,861	20,523
Loss from operations	(2,638)	(3,615)	(5,682)	(7,502)

Other income (expense)
Interest expense, net	(868)	(616)	(1,726)	(1,221)
Gain (loss) on foreign currency transactions	(911)	6,178	(2,139)	9,192
Total other income (expense), net	(1,779)	5,562	(3,865)	7,971

Net income (loss)	$(4,417)	$1,947	$(9,547)	$469

Basic net income (loss) per common share	$(0.07)	$0.03	$(0.15)	$0.01

Diluted net income (loss) per common share	$(0.07)	$0.03	$(0.15)	$0.01

Weighted Average Shares of Common Stock Outstanding
Basic	62,806,694	62,608,598	62,772,761	61,675,447
Diluted	62,806,694	67,166,377	62,772,761	66,255,298

Other comprehensive income (loss):
Foreign currency translation adjustment, net of tax	1,105	(5,476)	1,981	(8,212)
Comprehensive loss	$(3,312)	$(3,529)	$(7,566)	$(7,743)

See accompanying notes to condensed consolidated financial statements.

CYTOSORBENTS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT) (UNAUDITED)

(in thousands, except share data)

	Common Stock
	Shares	Par Value	Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Stockholders’ Equity (Deficit)
For the three months ended June 30, 2026
Balance as of March 31, 2026 (unaudited)	62,733,305	$63	$321,568	$(2,101)	$(317,337)	$2,194
Stock-based compensation	—	—	368	—	—	368
Common stock issued upon vesting of restricted stock units, less shares withheld to cover taxes	109,443	—	—	—	—	—
Foreign translation adjustment	—	—	—	1,105	—	1,105
Net loss	—	—	—	—	(4,417)	(4,417)
Balance as of June 30, 2026 (unaudited)	62,842,748	$63	$321,936	$(996)	$(321,754)	$(751)

For the six months ended June 30, 2026
Balance as of December 31, 2025	62,804,305	$63	$321,024	$(2,977)	$(312,207)	$5,903
Stock-based compensation	—	—	912	—	—	912
Reversal of excess RSU shares issued	(71,000)	—	—	—	—	—
Common stock issued upon vesting of restricted stock units, less shares withheld to cover taxes	109,443	—	—	—	—	—
Foreign translation adjustment	—	—	—	1,981	—	1,981
Net loss	—	—	—	—	(9,547)	(9,547)
Balance as of June 30, 2026 (unaudited)	62,842,748	$63	$321,936	$(996)	$(321,754)	$(751)

				Accumulated
			Additional	Other
	Common Stock		Paid-In	Comprehensive	Accumulated	Stockholders’
	Shares	Par Value	Capital	Loss	Deficit	Equity
For the three months ended June 30, 2025
Balance as of March 31, 2025 (unaudited)	62,529,466	$63	$318,452	$1,516	$(305,487)	$14,544
Stock-based compensation	—	—	571	—	—	571
Common stock issued upon vesting of restricted stock units, less shares withheld to cover taxes	69,260	—	—	—	—	—
Shares issued for exercise of stock options	11,650	—	—	—	—	—
Foreign currency translation adjustment, net of tax	—	—	—	(5,476)	—	(5,476)
Net income	—	—	—	—	1,947	1,947
Balance as of June 30, 2025 (unaudited)	62,610,376	$63	$319,023	$(3,960)	$(303,540)	$11,586

For the six months ended June 30, 2025
Balance as of December 31, 2024	54,830,146	$55	$310,809	$4,252	$(304,009)	$11,107
Stock-based compensation	—	1	1,390	—	—	1,391
Common stock issued upon vesting of restricted stock units, less shares withheld to cover taxes	101,581	—	—	—	—	—
Shares issued for exercise of stock options	11,650	—	—	—	—	—
Issuance of common stock and warrants from rights offerings, net of fees incurred	6,249,791	6	5,386	—	—	5,392
Issuance of common stock from exercise of warrants	1,417,208	1	1,438	—	—	1,439
Foreign translation adjustment	—	—	—	(8,212)	—	(8,212)
Net income	—	—	—	—	469	469
Balance as of June 30, 2025 (unaudited)	62,610,376	$63	$319,023	$(3,960)	$(303,540)	$11,586

See accompanying notes to condensed consolidated financial statements.

CYTOSORBENTS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Six	Six
	Months Ended	Months Ended
	June 30,	June 30,
	2026	2025
Cash flows from operating activities
Net income (loss)	$(9,547)	$469
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Amortization of debt discount	573	381
Amortization of patents	123	124
Depreciation and amortization	576	649
Amortization of right-of-use asset	53	72
Loss on abandoned patents	338	—
Write-off of inventory	—	253
Bad debt expense (recovery)	240	9
Stock-based compensation	912	1,391
Foreign currency transaction (gains) losses	2,139	(9,192)
Changes in operating assets and liabilities
Accounts receivable	377	257
Inventories	1,512	(925)
Prepaid expenses and other current assets	645	1,897
Other assets	1	—
Accounts payable and accrued expenses	313	(360)
Net cash used in operating activities	(1,745)	(4,975)

Cash flows from investing activities
Purchases of property and equipment	(25)	(39)
Disposals of property and equipment	85	—
Payments for patent costs	(99)	(140)
Net cash used in investing activities	(39)	(179)
Cash flows from financing activities
Cash for exercise of warrants, net	—	1,439
Proceeds from rights offering, net	—	5,392
Net cash provided by financing activities	—	6,831
Effect of exchange rates on cash	(52)	285
Net change in cash, cash equivalents, and restricted cash	(1,836)	1,962

Cash, cash equivalents, and restricted cash as of beginning of period	7,771	9,764
Cash, cash equivalents, and restricted cash as of end of period	$5,935	$11,726

Supplemental disclosure of cash flow information
Cash paid for interest	$1,215	$1,018

Supplemental disclosure of non-cash financing activities
Fair value of common stock warrants issued in connection with the rights offering	$—	$556

See accompanying notes to condensed consolidated financial statements.

RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
	(amounts, in thousands)
Net income (loss)	$(4,417)	$1,947	$(9,547)	$469
Depreciation and amortization expense	$351	$404	$699	$773
Income tax expense (benefit)	$-	$-	$-	$-
Interest expense (income)	$868	$616	$1,726	$1,221
EBITDA – non-GAAP measure	$(3,198)	$2,967	$(7,122)	$2,463

Non-cash stock-based compensation expense	$368	$571	$912	$1,391
(Gain)/Loss on foreign currency transactions	911	(6,178)	2,139	(9,192)
Restructuring	270	-	310	-
Adjusted EBITDA – non-GAAP measure	$(1,649)	(2,640)	$(3,761)	$(5,338)

Net income (loss)	$(4,417)	$1,947	$(9,547)	$469
Non-cash stock-based compensation expense	368	571	912	1,391
(Gain)/Loss on foreign currency transactions	$911	$(6,178)	$2,139	$(9,192)
Restructuring	270	-	310	-
Adjusted net loss – non-GAAP measure	$(2,868)	$(3,660)	$(6,186)	$(7,332)
Weighted average common shares outstanding
Basic	62,806,694	62,608,598	62,772,761	61,675,447
Diluted	62,806,694	67,166,377	62,772,761	66,255,298
Basic net income (loss) per common share	$(0.07)	$0.03	$(0.15)	$0.01
Diluted net income (loss) per common share	$(0.07)	$0.03	$(0.15)	$0.01

Non-cash stock-based compensation expense - basic	$0.01	$0.01	$0.01	$0.02
Non-cash stock-based compensation expense - diluted	$0.01	$0.01	$0.01	$0.02
(Gain)/Loss on foreign currency transactions - basic	$0.01	$(0.10)	$0.03	$(0.15)
(Gain)/Loss on foreign currency transactions - diluted	$0.01	$(0.09)	$0.03	$(0.14)
Adjusted net income (loss) per common share – basic – non-GAAP measure	$(0.05)	$(0.06)	$(0.10)	$(0.12)
Adjusted net income (loss) per common share – diluted – non-GAAP measure	$(0.05)	$(0.05)	$(0.10)	$(0.11)